Exhibit 10.1

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”), is made and entered into as of April 5, 2012, by and among Stubbs, Alderton & Markiles LLP, as escrow agent (the “Escrow Agent”), Phototron Holdings, Inc., a Delaware corporation (“PHI”), Sterling C. Scott (the “SGT Representative”), and W-Net Fund I, L.P., a Delaware limited partnership (the “Investor Representative”).

Recitals

WHEREAS, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) for the acquisition of SG Technologies Corp, a Nevada corporation (“SGT”), by PHI, dated as of March 21, 2012, by and among PHI, SGT, SGT Merger Corporation, a Nevada corporation and wholly-owned subsidiary of PHI, the SGT Representative and the Investor Representative, PHI issued the SGT Stockholders certain Merger Consideration including the Escrow Shares (capitalized terms used herein and not defined herein shall have the meanings given such terms in the Merger Agreement);

WHEREAS, pursuant to Section 2.11 of the Merger Agreement, the parties to the Merger Agreement agreed that PHI will deliver the Escrow Shares to the Escrow Agent upon the terms of this Agreement to be held in escrow pursuant to Section 2.11 of the Merger Agreement;

WHEREAS, the Escrow Shares escrowed for each of the SGT Stockholders are identified on Schedule A to this Agreement; and

WHEREAS, the Escrow Agent has agreed to act as escrow agent on the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual premises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.               Appointment of Escrow Agent. PHI, the SGT Representative and the Investor Representative each appoint the Escrow Agent to act as the escrow agent for the Escrow Shares. The Escrow Agent agrees to act as escrow agent and perform the functions set forth in this Agreement subject to all of its terms.

2.               Deposit in Escrow. PHI is hereby delivering the Escrow Shares to the Escrow Agent, and the Escrow Shares are herewith deposited with the Escrow Agent, to be held and administered as provided herein.

3.               Distribution of Escrow Shares.

3.1            Distribution to the SGT Stockholders. In the event that, during the Vesting Period, the Surviving Corporation (a) (i) recognizes at least $3,250,000 in Net Sales and (ii) recognizes at least $950,000 in Gross Profits (in each case as determined in accordance with Section 2.11.3 of the Merger Agreement), then the SGT Representative and the Investor Representative shall deliver written instructions (the “Vested Instructions”) to the Escrow Agent instructing the Escrow Agent to deliver to each of the SGT Stockholders such SGT Stockholder’s Escrow Shares. Upon receipt of the Vested Instructions, the Escrow Agent shall distribute to each of the SGT Stockholders, as soon as practicable, such SGT Stockholder’s Escrow Shares at the address listed under such SGT Stockholder’s name on Schedule A to this Agreement.

3.2            Distribution to PHI. In the event that, during the Vesting Period, the Surviving Corporation (a) (i) recognizes less than $3,250,000 in Net Sales and/or (ii) recognizes less than $950,000 in Gross Profits (in each case as determined in accordance with Section 2.11.3 of the Merger Agreement), then the SGT Representative and the Investor Representative shall deliver written instructions (the “Unvested Instructions”) to the Escrow Agent instructing the Escrow Agent to deliver all of the Escrow Shares to PHI. Upon receipt of the Unvested Instructions, the Escrow Agent shall distribute to PHI, as soon as practicable, all of the Escrow Shares at the address listed for PHI in Section 10.3 hereof.

4.               Liability Of Escrow Agent. In performing any duties under this Agreement the Escrow Agent shall not be liable to PHI, the SGT Stockholders, the SGT Representative, the Investor Representative or any other person for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent or its employees. The Escrow Agent shall not incur any such liability for (a) any act or failure to act or for any act omitted in good faith, or (b) any action taken or omitted in reliance upon any instrument, including, without limitation, the Vested Instructions and the Unvested Instructions, and any written statement or affidavit (including, without limitation, a facsimile or an e-mail) that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority.

5.     Fees and Expenses. It is understood that the Escrow Agent is also acting as counsel to PHI, and will be paid fees and usual charges agreed upon for services as counsel, but that the Escrow Agent shall not receive additional compensation for services as Escrow Agent pursuant to the terms of this Agreement. However, in the event that the conditions of this Agreement are not properly fulfilled by a person other than the Escrow Agent or if PHI, the SGT Representative or the Investor Representative requests a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this Agreement or its subject matter, PHI shall compensate the Escrow Agent for such extraordinary services and reimburse the Escrow Agent for all costs, attorneys’ fees and expenses occasioned by such default, delay, controversy or litigation and the Escrow Agent shall have the right to retain all documents or other things of value at any time held by the Escrow Agent pursuant to this Agreement until such compensation, fees, costs and expenses are paid. PHI agrees to pay these sums upon demand.

6.     Controversies. If any controversy arises among the parties hereto, or with any other person, concerning the subject matter of this Agreement, or its terms or conditions, the Escrow Agent shall not determine the controversy or be required to take any action regarding such controversy. In such event, in accordance with the provisions of Sections 4 and 7 hereof, the Escrow Agent shall not be liable for interest or damages, except in the case of gross negligence or willful misconduct on the part of the Escrow Agent or its employees. Furthermore, the Escrow Agent may at its option file an action of interpleader requiring the parties to any such controversy to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all of the Escrow Shares. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligation and liability imposed by the terms of this Agreement.

7.     Indemnification of Escrow Agent. PHI and its successors and assigns agree to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including costs of investigation, counsel fees and distribution amounts that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Agreement, including, but not limited to, any litigation arising from this Agreement or involving its subject matter, except for those incurred by virtue of the Escrow Agent’s or its employees’ gross negligence or willful misconduct.

8.     Termination. This Agreement shall terminate upon the distribution of all of the Escrow Shares held by the Escrow Agent pursuant to the terms of Section 3 hereof, without any notices to any person, unless earlier terminated pursuant to the terms hereof. Sections 4, 5, 6 and 7 hereof shall survive expiration or any earlier termination of this Agreement.

9.     Resignation of Escrow Agent. The Escrow Agent may resign at any time upon giving at least ten (10) days’ prior written notice to PHI, the SGT Representative and the Investor Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: the parties hereto shall use their best effort to obtain a successor escrow agent within ten (10) days after receiving such notice. The successor escrow agent shall execute and deliver an instrument accepting such appointment and confirming its agreement with all of the terms of this Agreement, and it shall thereafter, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall thereupon be discharged from any further duties and liabilities under this Agreement, but shall still be entitled to benefit from the provisions of Sections 4, 5, 6 and 7 hereof.

10.  Miscellaneous.

10.1         Governing Laws; Jurisdiction. This Agreement is created by and shall be construed under the applicable laws of the State of California, without giving effect to its conflicts of laws principles. Any proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties hereto in the courts of the State of California, Los Angeles County, or, if it has or can acquire jurisdiction, in the United States District Court for the Central District of California, and each party hereto consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

10.2         Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or any other electronic means, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or electronic signature page were an original thereof.

10.3         Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile, electronic mail, or overnight courier (providing proof of delivery) to the parties hereto at the following addresses (or at such other address for a party hereto as shall be specified by like notice):

If to PHI:	Phototron Holdings, Inc. 717 E. Gardena Blvd. Gardena, California 90248 Attn: Chief Executive Officer Fax: (818) 992-0202 E-mail: craig@cuubit.com
If to SGT Representative:	Sterling C. Scott 723 South Casino Center Blvd. Las Vegas, Nevada 89101 Fax: (800) 770-9788 Email: sscott@stealthgrow.com
If to Investor Representative:	W-Net Fund I, L.P. 12400 Ventura Blvd. Suite 327 Studio City, California 91604 Attn: David Weiner Fax: (818) 474-7589 E-mail: dweiner@w-net.com
If to Escrow Agent:	Stubbs Alderton & Markiles, LLP 15260 Ventura Boulevard 20th Floor Sherman Oaks, CA 91403 Attn: Greg Akselrud, Esq. Fax: (818) 444-6303 E-mail: gakselrud@stubbsalderton.com

10.4         Acknowledgment. Each of the parties hereto acknowledges that the Escrow Agent is not bound by any other agreements that may exist among PHI, the SGT Representative and/or the Investor Representative.

10.5         Authorization for Amendments. This Agreement shall not be amended except pursuant to instructions in writing signed by all of the parties hereto.

10.6         Facsimile Copies. A facsimile or electronic copy of any signed document(s), amendment, instruction (including the Vested Instructions and the Unvested Instructions) or waiver referred to herein shall be sufficient for all purposes throughout this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

PHI:

Phototron Holdings, Inc.,
a Delaware corporation

By: Craig Ellins

Name: Craig Ellins

Title: Chief Executive Officer

SGT REPRESENTATIVE:

By: /s/ Sterling Scott

Sterling C. Scott

INVESTOR REPRESENTATIVE:

W-net Fund I, L.P.,
a Delaware limited partnership

By: /s/ David Weiner

Name: David Weiner

Title: Manager of the General Partner

ESCROW AGENT:

STUBBS ALDERTON & MARKILES, LLP,

a California limited liability partnership

By: /s/ Greg Akselrud
Name: Greg Akselrud
Title: Partner

SCHEDULE A

SGT STOCKHOLDERS

SGT Stockholder	Number of Escrow Shares
Sterling C. Scott 2315 Georgia Village Way Silver Spring, Maryland 20902	691,817
The Lauri S Bilawa Trust 165 Goshawk Ridge Road Park City, Utah 84098	353,268
Jordan W. Scott 19826 Victory Blvd. Woodland Hills, California 91367	471,024
The Scott Family Trust 3701 Royal Oak Drive North Little Rock, Arkansas 72116	264,951
Elisabeth M. Wedam 2315 Georgia Village Way Silver Spring, Maryland 20902	264,951
Joseph Andreae 6225 Tampa Ave Tarzana, California 91335	250,232
Kyle Tracey 3553 Elm Drive Calabassas, California 91302	147,195
Vicki Tracey 10 Ocean Avenue Monmouth Beach, New Jersey 07750	147,195
Justin Manns 7751 Alabama Ave, Suite 7 Canoga Park, California 91304	147,195
Rami Vardi 22858 Dolorosa St. Woodland Hills, California 91307	58,878
David Zemach 11847 Riverside Drive, Unit 102 Valley Village, California 91607	58,878
Ben Beaulieu 22157 Hackney West Hills, California 91304	88,317
Jay Wright 6701 Democracy Boulevard Bethesda, Maryland 20817	56,100